UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 9, 2010
ONYX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-28298	94-3154463

(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
2100 Powell Street
Emeryville, California 94608
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 597-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On July 9, 2010, Onyx Pharmaceuticals, Inc. (“Onyx”) entered into arrangements to lease and sublease a total of approximately 126,493 square feet located at 249 East Grand Avenue, South San Francisco, California pursuant to a Lease Agreement (the “Lease”) with ARE-SAN FRANCISCO NO. 12, LLC (the “Landlord”) and a Sublease (the “Sublease”) with Exelixis, Inc. (“Exelixis”). The Sublease is subject to a lease agreement between Exelixis and the Landlord, dated September 14, 2007, as amended (“Exelixis Lease”).
     The Lease has a ten-year term commencing upon the earliest of the date of completion of tenant improvements, the date Onyx conducts any business on the premises, and April 1, 2011. The Sublease term will commence on the later to occur of September 1, 2010 and 25 days after delivery of the premises to Onyx, and will expire on November 30, 2015. Upon expiration or termination of the Exelixis Lease, the premises subject to the Lease will be automatically expanded to include the premises subject to the Exelixis Lease. Thereafter, the premises subject to the Lease will constitute the entire facility located at 249 East Grand Avenue, South San Francisco, California. Onyx has two successive five-year options to extend the term of the Lease at a market rate agreed to by the Landlord and Onyx. The Landlord will provide to Onyx a tenant improvement allowance of approximately $11.2 million.
     The total monthly base rent in the first year for both the Lease and Sublease will be approximately $276,000 after sixty days of rent abatement on the Sublease. The monthly base rent under each of the Lease and Sublease will increase incrementally by 3.0% annually. Under each of the Lease and the Sublease, Onyx will pay the Landlord and Exelixis, respectively, certain operating expenses of the leased and subleased facilities.
     The above descriptions of the Lease and Sublease are summaries of the material terms of these agreements, do not purport to be complete, and are qualified in their entirety by reference to the agreements, which will be filed as exhibits to Onyx’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2010.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2010	ONYX PHARMACEUTICALS, INC.
	By:	/s/ Matthew K. Fust
Matthew K. Fust
Executive Vice President and Chief Financial Officer